Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Investors:	Media:
Investor Relations	Martha Aviles
512.381.3931	Public Relations
Investor.relations@sigmatel.com	512.744.9968
http://ir.sigmatel.com	press@sigmatel.com

SIGMATEL REPORTS SECOND QUARTER 2006 RESULTS

Quarterly Revenues Increase 33 Percent Sequentially

Sells PC Audio Product for Cash in a Deal Valued at $80 million

AUSTIN, Texas (July 25, 2006) – SigmaTel, Inc. (NASDAQ:SGTL), a leader in mixed-signal multimedia semiconductors, today announced second quarter 2006 results for the period ended June 30, 2006. Revenues for the second quarter of 2006 were $43.8 million, a sequential increase of 33 percent, compared to revenues for the first quarter of 2006 of $33.0 million. This increase was driven by increased sales of SoCs in the portable digital player and multi-function peripherals markets and audio codecs into the PC market. GAAP (generally accepted accounting principles) gross margin was 43 percent for the second quarter of 2006 and non-GAAP gross margin was 45 percent. SigmaTel reported GAAP net income for the second quarter of 2006 of $2.9 million, a diluted net income per share of $0.08, versus GAAP net income of $10.9 million or $0.29 per diluted share for the second quarter of 2005. The non-GAAP net loss for the second quarter of 2006 was $3.3 million, a diluted net loss per share of $0.10, versus non-GAAP net income of $11.1 million or $0.30 per diluted share for the comparable period in 2005. The Company recorded a tax benefit during the quarter of $19.3 million including a one-time benefit from a change in its international tax structure of $9.3 million. The reconciling charges are set forth in the reconciliation of GAAP to non-GAAP financial measures table provided below.

In a separate press release, SigmaTel announced the sale of its PC Audio product line to Integrated Device Technology, Inc. for approximately $80 million (including the retention of approximately $5 million in accounts receivable by SigmaTel and the assumption of approximately $3 million in accounts payable) in an all cash transaction.

“The PC Audio product line provided a solid foundation for our ongoing consumer audio and TV audio solutions, which are more aligned with our long-term growth strategy targeting the consumer electronics market. Selling this product line will help us to grow our business and technology, increase liquidity while improving corporate gross margins,” said Ron Edgerton, chairman, chief executive officer and president of SigmaTel. “Our strong management team, dedicated employees, and focus on our core multimedia system-on-chip technology will further help us to recover from market softness earlier this year.”

Revenues for the six months ended June 30, 2006 were $76.8 million, down 55 percent from $168.9 million for the six months ended June 30, 2005. The GAAP net loss for the six months ended June 30, 2006 was $21.8 million, compared to GAAP net income of $36.4 million for the six months ended June 30, 2005. The non-GAAP net loss for the six months ended June 30, 2006 was $25.2 million, down from non-GAAP net income of $36.4 million for the six months ended June 30, 2005.

As of June 30, 2006, SigmaTel had cash, cash equivalents and short-term investments of $40.5 million.

Business Summary

During the second quarter of 2006 SigmaTel’s Portable SoC Group (PSG) released multiple, production ready, reference platforms offering customers a complete turn-key media player solution enabled with the video SDK.

“Our cutting edge software enables customers to offer digital multimedia players with up to 3.5 hours of battery life on a 1.5 inch display for upcoming Back to School and Holiday season,” said Ron Edgerton. “It is our goal to become the market leading Portable Media Player supplier by differentiating ourselves from the competition with our innovative video technology and excellent audio quality.”

Additional Highlights

•	Siren Inc., a leading provider of consumer electronic products, is using SigmaTel’s STMP3600 system-on-chip (SoC) controller to power the Siren 4GB MP3 audio player, available now at Wal-Mart stores and the Wal-Mart.com website.

•	The U.S. International Trade Commission (ITC) confirmed a previous ITC administrative law judge’s ruling that Actions Semiconductor Co., Ltd. infringes the two patents, U.S. Patent Nos. 6,366,522 and 6,633,187, asserted by SigmaTel Inc.

•	During the second quarter, SigmaTel announced its FM Tuner solution, the STFM1000, has gained traction throughout the Asia-Pacific region with more than 30 customer design wins including customers in Taiwan, Korea, China and Singapore. This product provides optimized radio architecture and support for U.S., Europe, Japan and Asia FM bands.

•	Additionally, SigmaTel announced that its STDC2040 System-on-Chip (SoC) chip is powering the Konica Minolta magicolor 2480 MF color laser All-In-One (AIO) system that features print, copy, scan, and camera-direct photo print functions.

•	The Company also announced the availability of production ready optimized multimedia players based on the STMP3600. These players provide SigmaTel’s customers cost effective, superior video capabilities for next generation multimedia players, enabling 30 frames per second QCIF or 24 frames per second QVGA video playback.

Third Quarter 2006 Business Outlook

“We expect our core businesses to continue to improve in the third quarter and with the sale of the PC Audio product line, we will have a much stronger balance sheet” said Mr. Edgerton.

Specific guidance for the third quarter of 2006:

•	Revenues are expected to be between $36 to $42 million. This would have been $42 to $50 million without the sale of the PC Audio product line.

•	Non-GAAP gross margins are expected to be approximately 45 percent plus or minus a couple of points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs. This is impacted by working off higher cost MP3 inventories resulting from market softness in Q1. Adjusted for current costs, this would have been in excess of 47 percent plus or minus a couple of points.

•	GAAP diluted net income per share is expected to be between $0.17 to $0.25 including the effect of the sale of the PC Audio product line.

•	Diluted non-GAAP net loss per share is expected to be between $0.37 to $0.29, excluding approximately $0.63 per diluted share for the gain on the sale of the PC Audio product line, $0.06 per diluted share of stock-based compensation expense and approximately $0.02 per diluted share of expense related to amortization of acquired intangibles.

•	EPS guidance is based on 36 million diluted weighted average shares outstanding to calculate GAAP diluted net income per share and on 35 million diluted weighted average shares outstanding to calculate non-GAAP diluted net loss per share.

Conference Call Today

A conference call will be held today, July 25, 2006, beginning at 3:30 P.M. CDT. The call will be simulcast over the Internet at www.streetevents.com and http://ir.sigmatel.com. A replay of the conference call will be available on the websites listed above or by calling 888-203-1112 (U.S.) or 719-457-0820 (international) and entering pass code number 4581347. These replays will be available through August 25, 2006.

For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. These risks and uncertainties include, but are not limited to, the ability of SigmaTel to execute on its strategy to regain market share by product differentiation; the ability of SigmaTel to execute on its long-term growth strategy of targeting consumer electronics; the ability of SigmaTel to grow its business and technology, to increase liquidity and to improve corporate gross margins; the ability of SigmaTel to recover from market softness earlier in the year; the ability of SigmaTel to strengthen its balance sheet; and, other risks detailed in our SEC filings, including our Form 10-K for the year ended December 31, 2005. For a more detailed discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 24, 2006 and the Form 10-Q filed on May 10, 2006.

Non-GAAP Financial Measurements

SigmaTel provides a non-GAAP measure of net income and net income per share in its earnings release. The presentation is intended to be a supplemental measure of performance and excludes: (i) a one-time reversal of certain lease abandonment charges previously taken; (ii) a non cash charge related to amortization of intangible assets from acquisitions; (iii) a non cash charge related to stock-based compensation; and (iv) a non cash net tax benefit associated with the unwinding of SigmaTel’s intellectual property migration strategy. SigmaTel believes that excluding these items represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

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SIGMATEL, INC.

NON-GAAP VS. GAAP RESULTS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Gross profit as reported	$18,922	$38,573	$33,651	$95,617
Non-GAAP adjustments:
Amortization of intangible assets from acquisitions	783	—	1,566	—

Adjusted gross profit	$19,705	$38,573	$35,217	$95,617

Adjusted gross profit percentage	45.0%	55.4%	45.8%	56.6%

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income (loss) as reported	$2,927	$10,896	$(21,799)	$36,426
Non-GAAP adjustments (tax effected):
Amortization of intangible assets from acquisitions	840	—	1,680	—
Partial reversal of lease abandonment charge	—	—	—	(250)
Stock-based compensation	2,181	155	4,238	272
Net tax benefit of unwinding IP migration strategy	(9,271)	—	(9,271)	—

Adjusted net income (loss)	$(3,323)	$11,051	$(25,152)	$36,448

Diluted weighted average shares outstanding	34,881	37,351	35,343	37,584
Diluted net income (loss) per share, non-GAAP	$(0.10)	$0.30	$(0.71)	$0.97

SIGMATEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues, net	$43,812	$69,572	$76,833	$168,910
Cost of goods sold	24,890	30,999	43,182	73,293

Gross profit	18,922	38,573	33,651	95,617

Operating expenses:
Research and development	23,061	13,024	45,253	25,025
Selling, general and administrative	12,639	9,430	26,632	16,593

Total operating expenses	35,700	22,454	71,885	41,618

Operating income (loss)	(16,778)	16,119	(38,234)	53,999

Interest income, net	422	1,245	1,205	2,067
Foreign exchange loss	(52)	(43)	(104)	(43)

Total other income	370	1,202	1,101	2,024

Income (loss) before income taxes	(16,408)	17,321	(37,133)	56,023

Income tax expense (benefit)	(19,335)	6,425	(15,334)	19,597

Net income (loss)	$2,927	$10,896	$(21,799)	$36,426

BASIC NET INCOME (LOSS) PER SHARE	$0.08	$0.31	$(0.62)	$1.02

DILUTED NET INCOME (LOSS) PER SHARE	$0.08	$0.29	$(0.62)	$0.97

WEIGHTED AVERAGE SHARES USED TO COMPUTE:

Basic net income (loss) per share	34,881	35,704	35,343	35,552

Diluted net income (loss) per share	35,695	37,351	35,343	37,584

SIGMATEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$19,483	$65,712
Short-term investments	21,017	53,172
Accounts receivable, net	25,588	48,633
Inventories, net	37,245	21,036
Income tax receivable	609	5,446
Deferred tax asset, net	7,743	1,401
Prepaid expenses and other assets	7,523	6,963
Assets held for sale	5,351	2,903

Total current assets	124,559	205,266

Property, equipment and software, net	13,659	13,164
Intangible assets, net	35,986	37,478
Goodwill	62,859	63,203
Deferred tax asset, net	7,510	—
Assets held for sale	22,389	22,236
Other assets	3,485	2,095

Total assets	$270,447	$343,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$25,286	$48,093
Accrued compensation	8,449	7,020
Other accrued expenses	4,975	6,442
Deferred revenue	5,889	10,093
Current portion of long-term obligations	392	528
Liabilities to be assumed in sale	3,823	2,053

Total current liabilities	48,814	74,229

Non-current income taxes payable	6,474	7,906
Other liabilities	979	2,113

Total liabilities	56,267	84,248

Stockholders’ Equity:
Common stock, $0.0001 par value; 170,000 shares authorized; shares issued and outstanding: 35,263 and 35,173 at 2006 and 37,507 and 37,417 at 2005, respectively	4	4
Additional paid-in capital	191,233	218,492
Notes receivable from stockholders	(5)	(5)
Deferred stock-based compensation	—	(3,874)
Treasury stock, 90 common shares at cost	(741)	(741)
Accumulated surplus	23,538	45,337
Accumulated other comprehensive income (loss)	151	(19)

Total stockholders’ equity	214,180	259,194

Total liabilities and stockholders’ equity	$270,447	$343,442